Exhibit 5.5

Blake, Cassels & Graydon LLP

Barristers & Solicitors

Patent & Trade-mark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300 Fax: 604-631-3309

June 15, 2018

Seaspan Corporation

Unit 2, 2nd Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

RE:	Seaspan Corporation

Registration Statement on Form F-4

Dear Sirs/Mesdames:

We are acting as special Canadian counsel to Seaspan Ship Management Ltd. (the “Guarantor”) in connection with a Registration Statement on Form F-4, as amended or supplemented (the “Registration Statement”) filed by Seaspan Corporation (the “Company”) with the U.S. Securities and Exchange Commission relating to the registration of (i) the offer by the Company to exchange up to US$250 million aggregate principal amount of the Company’s 5.50% Senior Notes due 2025 (the “Exchange Notes”) and related guarantees registered under the Securities Act of 1933 (the “Act”), as amended, for the Company’s existing unregistered 5.50% Senior Notes due 2025 (the “Old Notes”) and related guarantees and (ii) the issuance of the Exchange Notes and related guarantees. The Old Notes are, and the Exchange Notes are to be, guaranteed by certain subsidiaries of the Company, including the Guarantor. The Exchange Notes are to be issued in accordance with the provisions of the Indenture dated as of October 10, 2017 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by a second supplemental indenture, dated as of February 14, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Second Supplemental Indenture”), a third supplemental indenture, dated as of February 22, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Third Supplemental Indenture”), a fourth supplemental indenture, dated as of March 22, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Fourth Supplemental Indenture”), a fifth supplemental indenture, dated as of March 26, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Fifth Supplemental Indenture”), a sixth supplemental indenture, dated as of March 26, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Sixth Supplemental Indenture”), and a seventh supplemental indenture, dated as of June 8, 2018, by and among the Company, the subsidiary guarantors specified therein and the Trustee (the “Seventh Supplemental Indenture”, and together with the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, the “Indenture”), as contemplated by the registration rights agreement (the “Registration Rights Agreement”) dated as of February 14, 2018 among the Company, the guarantors party thereto and the investors specified therein and the joinder to the Registration Rights Agreement, dated as of March 26, 2018, by Seaspan Investment I Ltd. The guarantee of the Exchange Notes (the “Guarantee”) by the Guarantor, as registered under the Registration Statement, is to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.

We have examined the Registration Statement and the exhibits thereto, and, for the purposes of this opinion, we have also examined originals or copies of, certified or otherwise identified to our satisfaction, and relied upon, the following documents (collectively, the “Documents”):

(a)	the certificate of incorporation, notice of articles and articles of the Guarantor;

(b)	certain resolutions of the Guarantor’s directors, dated as of February 8, 2018, relating to the Guarantee and related matters;

(c)	a certificate of good standing issued by the Registrar of Companies for the Province of British Columbia dated June 14, 2018 with respect to the Guarantor;

(d)	a certificate of an officer of the Guarantor, dated as of June 15, 2018;

(e)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion; and

(f)	the Indenture.

With respect to the accuracy of factual matters material to this opinion, we have relied upon the Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In such examination, we have assumed without any independent investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

We are qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Guarantor is a corporation incorporated and validly existing under the Business Corporations Act (British Columbia).

2.	The Guarantor has the requisite corporate power and capacity to enter into, execute and deliver the Guarantee and the Indenture and to perform its obligations thereunder.

3.

All necessary corporate action has been taken by the Guarantor to authorize the execution and delivery of the Guarantee and the Indenture and the performance by the Guarantor of its obligations thereunder.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement, including under “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP